Exhibit 99.1

DallasNews Corporation Completes Merger with Hearst

The Dallas Morning News and Medium Giant Will Now Operate as Part of Hearst

DallasNews to Cease Trading as a Public Company

DALLAS, September 24, 2025 (GLOBE NEWSWIRE) -- DallasNews Corporation (Nasdaq: DALN) (the “Company” or “DallasNews”), the holding company of The Dallas Morning News and Medium Giant, announced today that the Company’s pending merger with Hearst (the “Hearst Merger”) has now been completed and DallasNews shareholders will receive an all cash consideration of $16.50 per share of DallasNews common stock.

The Dallas Morning News and Medium Giant will now operate as part of Hearst, one of the nation’s leading information, services and media companies.

As a result of the closing of the transaction, shares of DallasNews Series A common stock ceased trading following the closing of trading on Nasdaq on September 24, 2025.

The Hearst Merger was announced by DallasNews and Hearst on July 10, 2025, and the agreement was approved by shareholders at the Company’s Special Meeting of Shareholders held on September 23, 2025.

J.P. Morgan Securities LLC served as exclusive financial advisor to DallasNews Corporation and Haynes Boone served as legal advisor.

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News, a leading daily newspaper, is renowned for its excellent journalistic reputation, intense regional focus, and close community ties. As a testament to its commitment to quality journalism, the publication has been honored with nine Pulitzer Prizes. Medium Giant, an integrated creative marketing agency with offices in Dallas and Tulsa, works with a roster of premium brands and companies. In 2024, the agency earned top industry recognition, winning an AAF Addy and the AMA DFW Annual Marketer of the Year Award for Campaign of the Year, along with six prestigious Davey Awards. Medium Giant is a wholly owned business of DallasNews Corporation. For additional information, visit mediumgiant.co.

Shareholder Contacts

D.F. King & Co., Inc.

Toll-free: 1-866-416-0577

DALN@dfking.com

Okapi Partners LLC

Toll-free: 1-844-343-2621

Info@okapipartners.com

Media Contact

Gagnier Communications
Riyaz Lalani / Dan Gagnier
DallasNews@gagnierfc.com